Exhibit 99.2

May 10, 2016

ZAGG First Quarter 2016 Sales Up 9%; Maintains Annual Guidance

SALT LAKE CITY, May 10, 2016 (GLOBE NEWSWIRE) -- ZAGG Inc (NASDAQ: ZAGG), a leading global mobile lifestyle company, today announced financial results for the first quarter ending March 31, 2016. First quarter results include the financials of mophie from the transaction date of March 3, 2016 through March 31, 2016.

Highlights (Comparisons versus first quarter of 2015)

•	Net sales grew 9% to $62.4 million as compared to $57.2 million
•	Screen protection sales +14%; audio +20%; power management +383%
•	International sales +67%; internet sales +95%
•	Gross margin of $23.7 million (38% of net sales) compared to $23.0 million (40% of net sales); ZAGG (ex-mophie margins) increased to 42% compared to 40%
•	mophie integration moving forward ahead of original plan
•	Maintains 2016 overall annual guidance; net sales and Adjusted EBITDA potentially at the low end of the range

“We are very pleased with our overall results for the first quarter,” commented Randy Hales, President and Chief Executive Officer of ZAGG Inc. “It has been an extremely busy and productive quarter as we continued to focus on building a strong company while finalizing the mophie acquisition and initiating integration activities.”

“These integration efforts with mophie are ahead of plan. We are working to improve inventory management, optimize our teams, and align processes within the company with a focus on quickly ramping up their supply chain capacity,” continued Mr. Hales. “We are maintaining our 2016 annual guidance of $460 million to $500 million for net sales and $60 million to $65 million for Adjusted EBITDA, with the potential that results could be at the lower end of the range due to the delays with the supply chain ramp-up.”

Company Completes Merger with mophie

On March 3, 2016 the Company completed its previously announced acquisition of mophie inc. Results stated in this release reflect contribution from mophie as of the closing date through the end of the first quarter. After the acquisition date, several key integration initiatives commenced, including the following: optimization of the sales organizations to leverage cross selling opportunities and maximize sales potential; initiating collaborative product development efforts; implementing sales forecasting and supply chain management processes; and aligning resources across finance/accounting, HR and IT.

2016 First Quarter Results

(in millions, except per share amounts)	March 31, 2016	March 31, 2015
Net Sales	$62.4	$57.2
Gross Profit (Gross Profit %)	$23.7 (38%)	$23.0 (40%)
Net Income (Loss)	($3.3)	$3.2
Diluted Earnings (Loss) per Share	($0.12)	$0.11
Adjusted EBITDA (EBITDA %)	$5.1 (8%)	$9.3 (16%)
Adjusted Net Income (Loss)*	($0.8)	-
Adjusted Earnings (Loss) per Share*	($0.03)	-

* Reflects add back of costs incurred directly related to the mophie acquisition, net of tax, including: (1) $2.0 million of transaction costs, (2) $1.2 million in cost of goods sold impact related to the fair value write-up of mophie inventory at acquisition, and (3) $0.8 million in amortization from mophie acquired intangibles. There is no impact on 2015 as all charges occurred during 2016.

First Quarter Results (Comparisons versus first quarter of 2015)

Net sales for the first quarter grew 9% to $62.4 million compared to $57.2 million, primarily due to sales from mophie of $7.6 million from the March 3, 2016 acquisition date to the end of the quarter, as well as higher sales of screen protection, audio, power management, and power cases. These increases were partially offset by a decline in tablet keyboards sales due to overall softness in the tablet market and significant tablet keyboard sell-in at key retailers during the first quarter of 2015 that did not recur in 2016.

Gross profit was $23.7 million, or 38% of net sales, compared to $23.0 million, or 40% of net sales. This decline was due to $1.2 million in expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting, and the impact of mophie gross profit margins, which were lower than the Company’s historical gross profit margins. ZAGG (excluding mophie) gross margin increased to 42% compared to 40% in 2015.

The Company recorded a net loss for the quarter of ($3.3) million, compared to net income of $3.2 million, with fully diluted loss per share of ($0.12) (on 27.7 million shares) compared to $0.11 (on 29.7 million shares). The decline in earnings was due to the gross margin pressure described above, as well as acquisition expenses of $2.0 million, the inclusion of mophie operating expenses from the date of the acquisition to the end of the quarter, increases in salaries and benefits, and increased stock-based compensation expenses.

Additional Non-GAAP Financial Information – Adjusted EBITDA and Adjusted Net Loss

Adjusted EBITDA was $5.1 million or 8% of net sales, compared to $9.3 million or 16% of net sales.

2

This is the first reported quarter since the closing of the mophie acquisition. The Company incurred expenses and charges related to the acquisition, and has added an additional non-GAAP metric, Adjusted Net Loss, which adjusts for the effect of transaction related expenses and the fair value write-up of mophie inventory related to the acquisition.

Adjusted Net Loss was ($0.8) million or ($0.03) per diluted share.

2016 Business Outlook (reflecting 10 months of mophie contribution)

The Company maintains overall guidance at this time, while updating the forecast for net sales and Adjusted EBITDA to be at the low end of the range due to a slower start to mophie sales related to supply chain constraints.

The Company’s annual guidance for 2016 is as follows:

●	Net sales of $460 - $500 million
●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $60 - $65 million
●	Annual effective tax rate of approximately 40%

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, and mophie fair value inventory write-up) and Adjusted Net Loss (earnings before mophie transaction costs, mophie fair value inventory write-up, and amortization from acquired intangibles – all net of tax) contained in this commentary are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Loss because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

3

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

4

About ZAGG Inc

ZAGG is a global leader in accessories and technologies that empower mobile lifestyles. Widely acclaimed for product innovation, the Company has a diverse, award-winning portfolio sold under the ZAGG®, mophie®, InvisibleShield®, and iFrogz® brands. The Company’s brands can be found at leading retailers worldwide. ZAGG has operations in the United States, Ireland, Netherlands, and China. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com.

CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Press Inquiries:

Lorraine Woodcheke

Edelman

415-486-3284

Lorraine.Woodcheke@Edelman.com

5